         EXHIBIT 10.16

POLICY TITLE:    2021 Board of Directors Compensation Policy
APPROVED BY:    Board of Directors
APPROVAL DATE:     October 29, 2020

I.    TABLE OF CONTENTS

II.    INTRODUCTION

    Section 1261.21 of the Rules and Regulations of the Federal Housing Finance Agency requires the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this 2021 Board of Directors' Compensation Policy ("Policy") sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Human Resources & Compensation Committee.

III.    COMPENSATION POLICY METHODOLOGY

    The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings.

    The compensation provided in this Policy was determined after a review of comparative compensation studies by third parties with expertise in the compensation of Directors (McLagan “Director Compensation Report” May 2019) and the compensation paid to Directors of other Federal Home Loan Banks (“FHLBs”) in 2020.

IV.    PAYMENT STRUCTURE

    Members of the Board will receive the following maximum annual payments as designated for their position, as further calculated pursuant to this Policy.

Position	Maximum Annual Compensation	Position Duties
Chairperson	$145,000	Preside at the meetings of the Board of Directors and the Executive & Governance Committee and attend other committee meetings. Represent the Bank at the Council of FHLBs.
Vice Chairperson	$130,000	Attend meetings of the Board and other committee meetings, as well as chair meetings of the Board in the Chairperson’s absence. Represent the Bank at the Council of FHLBs.
Audit Committee Chairperson	$130,000	Attend meetings of the Board and meetings of committees to which such Director is appointed, as well as chair meetings of the Audit Committee.
Committee Chairperson	$117,000	Attend meetings of the Board and meetings of committees to which such Director is appointed, as well as chair meetings of committees to which such Directors is appointed Chairperson.
Director	$105,000	Attend meetings of the Board and meetings of committees to which such Director is appointed.

In order to compensate Directors for their time while serving as Directors, a Director shall receive one quarter of their Maximum Annual Compensation following the end of each quarter. The payment shall compensate Directors for their time preparing for and attending in-person and telephonic meetings, attending Bank-sponsored member meetings and events, attending Community Investment Advisory Council meetings, attending FHLB System meetings, Board training, activities that provide information pertinent to the Bank or service on the Board of Directors that are learning opportunities (“enrichment”) (i.e. Board of Directors speaker sessions) and other activities related to service on the Board of Directors.

    In the event that a Director serves on the Board for only a portion of a calendar year, or only serves as Chairperson of the Board, Vice Chairperson of the Board, or a Committee Chair

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for a portion of a calendar year, then the Maximum Annual Compensation to which such Director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis.

V.    DEFERRAL OF COMPENSATION

    A Director may elect to defer compensation paid under this Policy in accordance with the Federal Home Loan Bank of Chicago Board of Directors Deferred Compensation Plan, effective September 1, 2013.

VI.    EXPENSES

    Each Director will be reimbursed for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties (including telephonic meetings or in-person meetings called at the request of the Federal Housing Finance Agency or other FHLB System body) as are payable to senior officers of the Bank under the Bank’s Employee Reimbursement Policy.

    Directors are authorized to purchase upgrades for air travel from economy to business class or economy plus only. This does not include upgrades to first class. Air travel upgrades shall not exceed $200 per flight.

Pursuant to IRS tax code, certain Director expenses paid for by the Bank that do not qualify as a business-related expense will be recorded as other income and reported on a Director’s 1099 tax form for the appropriate reporting period.

Each Director is responsible for all expenses incurred in conjunction with spousal travel.

VII.    PERFORMANCE AND ATTENDANCE STANDARDS

    The following performance criteria shall be considered in assessing a Director’s performance:

1.     Did the Director satisfy the attendance standard (described below) for Board and committee meetings during the specific assessment period?

2.     Did the Director attend most of his or her scheduled in-person meetings in person?

3.     Was the Director prepared for meetings?

4.    Did the Director demonstrate knowledge of Bank policies and other relevant governance documents?

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5.    Did the Director demonstrate understanding of the FHLB System?
6.    Did the Director actively participate in meetings?
7.    Did the Director participate in education, enrichment and training opportunities, excluding “Bank-related events” described in number 11 below, during the specific assessment period?
8.    Did the Director make decisions or suggestions that support the Bank’s mission and vision?
9.    Did the Director support Board decisions, even if he or she did not agree with the decision?
10.    Did the Director maintain confidentiality of the discussions at meetings?
11.    Did the Director participate in Bank-related events (i.e., FHLB System meetings, member meetings, Bank-sponsored conferences, etc.)?

    Each Director shall fulfill his or her responsibilities by regularly and consistently attending meetings of the Board of Directors and any assigned committees. The Board's attendance standard shall be to attend in person or by telephone at least 75% of the total meetings of the Board and assigned committees, measured annually.

The Chairperson of the Board, Vice Chairperson of the Board and Chairperson of the Human Resources & Compensation Committee (each, a “Reviewer”) shall evaluate each Director’s attendance and performance bi-annually, prior to the release of the second quarter and fourth quarter payments. The Reviewers may elect to reduce, suspend or eliminate the second and/or fourth quarter payment to any Director who does not fulfill his or her responsibilities by failing to meet the majority of the performance criteria set forth above. A Director’s second quarter payment may also be reduced or suspended if it is deemed that the Director’s attendance at meetings of the full Board or committees to which the Director is appointed is not adequate.

A Director’s fourth quarter payment will be eliminated if it is determined at the end of the calendar year that a Director has attended fewer than 75% of the combined meetings of the full Board and committees on which the Director serves (including in-person and telephonic) during such year.

    In the event that a Director serves on the Board for only a portion of a calendar year, the Reviewers shall evaluate the Director’s attendance and performance following the Director’s departure and prior to the release of the Director’s final payment, regardless of whether such review falls within the bi-annual review schedule for all Directors. The Reviewers may elect to reduce or eliminate the final payment if it is determined that the Director did not fulfill his or her responsibilities by failing to meet the majority of the performance criteria set forth above. The Director’s final payment will be eliminated if it is determined that the Director failed to attend 75% of the total meetings of the Board of Directors and any assigned committees measured on a pro-rata basis, based on the number of meetings of the full Board and committees on which the Director served during the year up until the Director’s date of resignation.

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Actions to reduce, suspend or eliminate a compensation payment requires a majority vote of the Reviewers except in the case where a Reviewer has recused themselves from the evaluation process. The Reviewers will each recuse themselves from evaluating their own attendance and performance. Any decision to reduce, suspend or eliminate a compensation payment, consistent with the terms of this Policy, must be unanimous among the other two Reviewers. In the event the Vice Chairperson of the Board is also the Chairperson of the Human Resources & Compensation Committee, the decision to reduce, suspend or eliminate a compensation payment to the individual, consistent with the terms of this Policy, will be at the sole discretion of the Chairperson of the Board.

    The Reviewers may designate a Director’s absence for a good cause from a scheduled meeting as an “excused absence.” An “excused absence” shall be recorded as a Director in attendance for the 75% attendance standard. Examples of what may be an “excused absence” include, but are not limited to, a medical condition of the Director or their immediate family or an unexpected business conflict pertaining to the Director’s primary business.

VIII.    POLICY INTERPRETATION

    The Bank’s Corporate Secretary is authorized to interpret the provisions of this Policy and to address situations not anticipated by this Policy, consistent with all applicable regulatory requirements and statutes.

IX.    COMPLIANCE WITH LEGAL REQUIREMENTS

    This Policy shall be in compliance with Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended, and any regulations issued by the Federal Housing Finance Agency, including 12 C.F.R. Part 1261.

X.    EFFECTIVE DATE

    This 2021 Board of Directors Compensation Policy is effective as of January 1, 2021.

APPROVED BY THE BOARD
OF DIRECTORS

Dated: October 29, 2020

/s/ Laura M. Turnquest
Its Corporate Secretary

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